Exhibit 10.2

Separation Agreement and General Release

This Separation Agreement and General Release (this “Agreement”) is dated as of March 11, 2008 (the “Separation Date”) and is made between Brooke Corporation, a Kansas corporation with its principal office in Overland Park, Kansas, on its own behalf and on behalf of its affiliates (collectively, “BXXX”), and Keith E. Bouchey (“KEB”). KEB is employed by BXXX or a company controlling, controlled by or under common control with BXXX (as used herein, “affiliate”). KEB and BXXX now wish to end that employment, to set forth the terms of their future relationship and to mutually release each other from certain claims specifically including all claims or potential claims arising under the Age Discrimination in Employment Act (“ADEA”), and all other claims or potential claims with respect to KEB’s employment by BXXX and the termination thereof. KEB has no right to, or vested interest in, the consideration described in this Agreement unless KEB executes and returns this Agreement and the revocation period lapses without this Agreement having been revoked by KEB. KEB is advised to consult with an attorney or any other person before signing this Agreement and is entitled to a period of 21 calendar days to consider this Agreement, and has in fact consulted an attorney. In accordance with 29 U.S.C. § 626(f)(1)(F), KEB is advised of the right to revoke this Agreement for a period of up to seven calendar days after signing this Agreement and that this Agreement will not become effective or enforceable until the seven-day revocation period has passed. Accordingly, the effective date of this Agreement shall be the eighth calendar date following the date on which this Agreement was signed by KEB.

1. Resignation. KEB hereby resigns KEB’s employment and all directorships and offices held with BXXX and its affiliates effective as of the close of business on the Separation Date. KEB shall execute the letters of resignation attached hereto. KEB agrees that, after the Separation Date, KEB shall be available at reasonable times and locations though March 31, 2008 to assist BXXX in any transition issues arising from KEB’s resignation. KEB agrees that KEB has returned or shall immediately return to BXXX all property (including keys, access cards, computer, computer software and peripherals, files and emails, etc.) and documents (including all copies of documents, files and E-mails) which KEB obtained from BXXX or from any of BXXX’s customers or vendors.

2. Non-Disparagement. Except to the extent required by law, KEB and BXXX each agree not to disparage the other, that is, KEB agrees that KEB shall not make negative comments about BXXX, BXXX agrees that BXXX shall not make negative comments about KEB and that KEB and BXXXX each agree not to make negative comments about KEB’s employment by BXXX and KEB’s performance of such employment.

3. BXXX Obligations. In exchange for KEB’s resignation, and for KEB’s other promises and obligations as set forth in this Agreement, BXXX shall provide the following to KEB: (1) KEB’s salary and benefits through March 31, 2008, payable in a lump sum payment to be made by BXXX on the eighth calendar date following the date on which this Agreement is signed by KEB; and (2) the papers necessary for KEB to elect continuation of any group medical insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and according to the terms and conditions of BXXX’s medical plan.

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4. Consideration. KEB understands and agrees that the monies and benefits described in Section 3 are the sole financial obligations of BXXX to KEB under this Agreement or arising from KEB’s employment by BXXX or the end of that employment. Unless and to the extent such amounts are withheld by BXXX, KEB agrees that KEB is solely responsible for and shall pay all taxes, contributions or other payments which may be due at any time to any taxing authority on the monies received from BXXX under this Agreement.

5. Release.

5.1. By KEB. In exchange for the benefits given by BXXX to KEB under this Agreement, KEB agrees, on KEB’s own behalf and on behalf of KEB’s heirs, personal representatives, and any other person who may be entitled to make a claim on KEB’s behalf or through KEB, that KEB hereby freely, finally, fully and forever releases and discharges BXXX from any and all claims, charges, actions and causes of action of any kind or nature that KEB once had or now has against BXXX, arising out of KEB’s employment with BXXX or termination of such employment, whether such claims are now known or unknown to KEB (“KEB Claims”). The KEB Claims do not include (1) any claims arising from events occurring after KEB signs this Agreement; or (2) any claims which by law may not be released by him. KEB realizes that there are many laws and regulations relating to employment relationships, including Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act; the Civil Rights Act of 1866; the Employee Retirement and Income Security Act; The National Labor Relations Act, as amended, the Equal Pay Act, as amended, the Pregnancy Discrimination Act, as amended, any State Civil or Human Rights Act, 42 U.S.C. § 1981, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notifications Act, as amended, the Older Worker Benefit Protection Act, as amended, the Fair Labor Standards Act, as amended, any state Wage Payment Act, claims for retaliatory discharge under any state Workers’ Compensation Act, any claims under the Kansas Act Against Discrimination or the Missouri Human Relations Act, excepting only vested retirement benefits as provided by law and various other federal, state and local constitutions, statutes, ordinances, human rights laws, common laws (including the laws of contract and negligence) and amendments thereto. KEB intends fully and finally to release BXXX from any and all claims arising under such laws which KEB has or may have arising from events occurring prior to the date on which KEB signs this Agreement.

5.2. By BXXX. In exchange for the consideration provided under this Agreement, BXXX hereby releases and discharges KEB from any and all claims, charges, actions and causes of action of any kind or nature that BXXX once had or now has against KEB, arising out of KEB’s employment with BXXX or termination of such employment, whether such claims are now known or unknown to BXXX.

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6. Amendment of Employment Agreement. That certain Executive Employment Agreement, dated September 13, 2007, by and between BXXX and KEB (the “Employment Agreement”), shall, to the extent in conflict with the terms of this Agreement, be amended and superseded by the terms of this Agreement, including without limitation the terms of this Section 6:

6.1. Noncompetition. KEB may own all or any portion of entities engaged in, be employed by or otherwise participate in, directly or indirectly, the business of providing banking and financial services, other than agent banking (“Allowed Services”). Provision of Allowed Services may include provision of such services to BXXX, employees, lenders, franchisees and customers, so long as KEB has not participated in the solicitation of same in violation of the Employment Agreement. Entities providing Allowed Services may also provide insurance and other services, so long as they are primarily engaged in the provision of Allowed Services and KEB has not otherwise violated the non-solicitation or confidentiality provisions of the Employment Agreement.

6.2. Severance Payments. No severance payments shall be due KEB.

7. D&O Liability Insurance. BXXX shall maintain a policy or policies of director and officer liability and other insurance covering usual and customary liabilities which may be incurred by directors and officers in the performance of their duties to BXXX, which insurance shall have no less than the coverage dollar limits and deductibles as applied to such insurance immediately prior to the Separation Date and which insurance shall insure and and hold KEB harmless from claims arising during or as a consequence of KEB’s employment by BXXX.

8. Miscellaneous. The parties acknowledge and agree that the extent of damages to a party in the event of a breach by a party of Sections 2 or 5 hereof would be impossible to ascertain and that there is and shall be available to the non-breaching party no adequate remedy at law in the event of such a breach; consequently, each party agrees that in the event of a such a breach by it, in addition to any other relief to which the non-breaching party may be entitled, the non-breaching party shall be entitled to enforce any or all of the defaulted obligation by injunctive or other equitable relief ordered by any court of competent jurisdiction. The obligations of the parties under this Agreement are independent of any similar covenants agreed to by KEB and BXXX and may be enforced without regard to the enforceability or continued effectiveness of any such other covenants. The obligations of the parties under this Agreement are continuing obligations and shall survive both the execution of this Agreement and the Separation Date. This Agreement constitutes the entire agreement between the parties with respect to its subject matter, except to the extent expressly provided herein. This Agreement supersedes any prior agreement or understanding between the parties hereto, and it may not be modified or amended except by a writing executed by them. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the internal laws of the State of Kansas. This Agreement shall be binding and inure to the benefit of the parties and their respective successors in interest of any kind whatsoever.

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9. Disclaimers Under the Older Workers Benefits Protection Act. KEB, being 40 years of age or older, is advised of and acknowledges the following:

9.1. Twenty-One Day Consideration Period. KEB shall have up to 21 days to consider and accept the terms of this Agreement by fully executing and returning it to BXXX. During this 21-day period and before signing this Agreement, KEB is encouraged to consult with an attorney regarding the terms and provisions of this Agreement, at his own expense. The terms and provisions of this Agreement are null and void if not accepted by KEB within the 21-day period. KEB may sign the Agreement prior to the conclusion of the 21-day period.

9.2. Release of Age Discrimination in Employment Act Claims. By signing this Agreement, KEB waives any claims he has or might have against BXXX under the Age Discrimination in Employment Act (“ADEA”) that accrued prior to the date of KEB’s signing of this Agreement.

9.3. Revocation Period; Letter from KEB. KEB shall have seven calendar days from the date he signs this Agreement to revoke the Agreement by notifying BXXX in writing prior to the expiration of the seven calendar-day period. Any revocation within this period must state “I hereby revoke my acceptance of our Separation Agreement and General Release.” The written revocation must be personally delivered to BXXX by hand delivery or certified mail, and must be postmarked within seven calendar days of KEB’s execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day that is not a Saturday, Sunday, or legal holiday.

The parties have executed this Agreement (or counterparts hereof) below by their signature(s) or by the signature(s) of their duly-authorized representatives.

Keith E. Bouchey		Brooke Corporation

Signed:	/s/ Keith E. Bouchey	Signed:	/s/ Robert D. Orr
		Printed name:	Robert D. Orr
		Title:	Chairman

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Resignation

The undersigned hereby resigns from all directorships and offices held with Brooke Corporation, Brooke Capital Corporation and Brooke Credit Corporation and their respective subsidiaries and affiliates, effective as of March 11, 2008.

Signed:	/s/ Keith E. Bouchey
Keith E. Bouchey